Exhibit 10.3
Realogy Holdings Corp.
Executive Restrictive Covenant Agreement
1.        Acknowledgments. [INSERT NAME OF EXECUTIVE] (“Executive”) acknowledges and agrees that: (i) the business in which the Company and its Affiliates are engaged is intensely competitive and that Executive’s employment by the Company has required, and will continue to require, that Executive have access to, and knowledge of, Confidential Information (as defined herein); (ii) the disclosure of any Confidential Information could place the Company at a serious competitive disadvantage and could do serious damage, financial and otherwise, to the business of the Company and its Affiliates; (iii) Executive has been given access to, and developed relationships with, customers of the Company and its Affiliates at the time and expense of the Company; (iv) by Executive’s training, experience and expertise, Executive’s services to the Company are, and will continue to be, extraordinary, special and unique; and (v) Executive has received good and valuable consideration for the restrictive covenants set forth herein, including without limitation, the right to receive payments and benefits provided pursuant to the Realogy Holdings Corp. Severance Pay Plan for Executives and/or the Realogy Holdings Corp. Change in Control Plan for Executives, the sufficiency of which is hereby acknowledged.
2.        Non-Solicitation; Non-Interference; No-Hire. From the Effective Date through the third anniversary of Executive’s termination date, Executive shall not, directly or indirectly, on Executive’s own behalf or by, through, or on behalf of, another Person: (i) solicit, induce, encourage or persuade, or attempt to solicit, induce, encourage or persuade, any then-current employee, consultant or independent contractor of the Company or any Affiliate of the Company to leave the employ of, or engagement with, the Company or any such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any then-current employee, consultant or independent contractor thereof, on the other hand, (ii) hire or engage any person or entity who or which was an employee, consultant or independent contractor of the Company or any Affiliate of the Company at any time within the last twelve (12) months of Executive’s employment with the Company; (iii) solicit, induce, encourage or persuade, or attempt to solicit, induce, encourage or persuade any then-current customer, supplier, licensee or other business relation of the Company or any Affiliate of the Company to cease doing business with, or to reduce its current or contemplated level of business with, the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any such Affiliate, on the other hand; or (iv) solicit, induce, encourage or persuade, or attempt to solicit, induce, encourage or persuade any potential customer, supplier, licensee or other potential business relation of the Company or any Affiliate of the Company, whom the Company had solicited, was attempting to solicit, or had identified for solicitation during the last twelve (12) months of Executive’s employment with the Company and whom or which Executive knew to be such a potential customer, supplier, licensee or other potential business relation, in each case, to cease doing business with, or to reduce its contemplated level of business with, the Company or such Affiliate, or in any way interfere with the relationship between any such potential customer, supplier, licensee or other potential business relation, on the one hand, and the Company or any such Affiliate, on the other hand.

3.    Non-Competition. From the Effective Date through the second anniversary of Executive’s termination date, Executive shall not, directly or indirectly, on Executive’s own behalf or by, through, or on behalf of, another Person, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any Person, firm, corporation or other entity, in whatever form, engaged in (1) real estate brokerage, the franchising of real estate, employee relocation business, title services, settlement services, or technology-related businesses supporting any of the foregoing, (2) any business with business assets, technology, relationships or services in residential real estate that has the ability to divert business from the residential real estate brokerage, franchising of residential real estate brokerage, employee relocation, or title or settlement services markets, (3) any businesses involved in or related to residential real estate brokerage through the use of on-line databases and listings, or (4) any other business of the same type as any business in which the Company or any of its Affiliates is engaged on the date of termination of Executive’s employment or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which Executive has been involved to any extent (other than de minimis) at any time during the two (2) year period ending with the date of termination of such Executive’s employment, anywhere in the world in which the Company or its Affiliates conduct business. Nothing in this Section 3 shall prohibit Executive from being a passive owner of not more than 4.99% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.
4.    Non-Disclosure; Non-Use of Confidential Information. Executive shall not disclose or use at any time, either during his or her employment with the Company and its Affiliates or thereafter, any Confidential Information (as defined herein) of which Executive is or becomes aware, whether or not such information is developed by him or her, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company. Executive will take all appropriate steps to safeguard Confidential Information in his or her possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of his or her employment with the Company and its Affiliates, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates that Executive may then possess or have under his or her control.
5.    Proprietary Rights. Executive recognizes that the Company and its Affiliates possess a proprietary interest in all Confidential Information and Work Product and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any Work Product made or developed by Executive or Executive’s agents or Affiliates during the course of Executive’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company and its Affiliates. Executive further agrees that all Work Product developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of Executive’s employment, or involving the use of the time, materials or other resources of the Company or any of its Affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.
6.    Non-Disparagement. Executive covenants that from and after the Effective Date, Executive will not disparage or encourage or induce others to disparage the Company or its Affiliates, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”); provided that such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Company and its Affiliates. The term “disparage” includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons, or (ii) the business reputation of the Company Entities and Persons. Nothing in this Agreement is intended to or shall prevent either Party from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.
7.    Cooperation in Any Investigations and Litigation. Executive agrees that Executive will reasonably cooperate with the Company and its Affiliates, and its counsel, in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which Executive becomes involved or of which Executive has knowledge as a result of Executive’s service with the Company by providing truthful information. The Company agrees to promptly reimburse Executive for reasonable expenses approved in writing in advance of being incurred (including travel expenses, attorneys’ fees and other expenses of counsel) by Executive, in connection with Executive’s cooperation pursuant to this Section 7. Such reimbursements shall be made within sixty (60) days following Executive’s submission of a written invoice to the Company describing such expenses in reasonable detail, and in no event later than the calendar year following the year in which the expenses are incurred. Executive agrees that, in the event Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Executive’s employment by the Company, Executive will, to the extent not legally prohibited from doing so, give prompt notice of such request to the Company’s General Counsel so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure. Nothing in this provision shall require Executive to violate Executive’s obligation to comply with valid legal process. Executive shall also not, directly or indirectly, direct, encourage, assist, or advise any non-governmental third party to institute, commence or prosecute any claims, rights or causes of action in law or in equity in any forum or proceeding whatsoever against any of the Company Entities and Persons.
8.    Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.
9.    Blue Pencil. It is the intent and desire of Executive and the Company that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Agreement shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either Party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.
10.    Survival. Executive’s obligations under this Agreement shall survive the termination of his or her employment.
11.    Certain Definitions.

(a)	For purposes of this Agreement, “Affiliates” means:

(1)	in the case of the Company, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; and

(2)
in the case of an individual: (i) any member of the immediate family of Executive, including parents, siblings, spouse and children (including those by adoption); the parents, siblings, spouse, or children (including those by adoption) of such immediate family member, and in any such case any trust whose primary beneficiary is such individual or one or more members of such immediate family and/or Executive’s lineal descendants; (ii) the legal representative or guardian of the individual or of any such immediate family member in the event the individual or any such immediate family member becomes mentally incompetent; and (iii) any Person controlling, controlled by or under common control with Executive.

As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(b)	For purposes of this Agreement, “Company” means Realogy Holdings Corp., its majority owned United States subsidiaries, its Affiliates, and any successors thereto.

(c)
For purposes of this Agreement, “Confidential Information” means information that is not generally known to the public (except for information known to the public because of Executive’s violation of Section 4 of this Agreement) and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. For purposes of this definition, the “Company” shall mean the Company collectively with its Affiliates.

(d)	For purposes of this Agreement, “Effective Date” means the date upon which this Agreement is executed by the Executive and the Company.

(e)
For purposes of this Agreement, “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(f)
For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company or any of its Affiliates (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.
12.    Remedies for Breach of Obligations. Executive acknowledges that the Company and its Affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches his or her obligations under this Agreement. Accordingly, Executive agrees that the Company and its Affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief in aid of arbitration against any breach or prospective breach by Executive of Executive’s obligations under this Agreement in any Federal or state court sitting in the state of Delaware, or, at the Company’s election, in any other state in which Executive maintains Executive’s principal residence or Executive’s principal place of business. Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its Affiliates to obtain that injunctive relief in aid of arbitration, and Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law.

The parties hereto have executed this Agreement below to acknowledge their agreement hereto. By signing below, Executive expressly acknowledges that he or she has had an adequate opportunity to review this Agreement and understands and agrees to abide by all of its terms.

REALOGY HOLDINGS CORP.

By:	Name:

Dated:	Dated:

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